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

                                                                   Exhibit 12

          American General Finance Corporation and Subsidiaries
            Computation of Ratio of Earnings to Fixed Charges



                                         Years Ended December 31,
                               1999      1998      1997      1996      1995
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes         $352,751  $306,228  $216,113  $ 79,633  $125,640
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     563,966   501,533   474,135   482,343   506,618
  Implicit interest in
    rents                      15,641    12,026    13,615    14,620    14,732

Total earnings               $932,358  $819,787  $703,863  $576,596  $646,990


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)    $563,966  $501,533  $474,135  $482,343  $506,618
  Implicit interest in
    rents                      15,641    12,026    13,615    14,620    14,732

Total fixed charges          $579,607  $513,559  $487,750  $496,963  $521,350


Ratio of earnings to
  fixed charges                  1.61      1.60      1.44      1.16      1.24

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